Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2020 Second Quarter,

First Half Financial Results and Operational Update

Stroudsburg, PA. – April 29, 2020 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.0 billion asset financial institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three and six months ended March 31, 2020.

Net income was $3.4 million, or $0.33 per diluted share, for the three months ended March 31, 2020, compared with $2.9 million, or $0.26 per diluted share, for the three months ended March 31, 2019. Net income was $6.8 million, or $0.65 per diluted share, for the six months ended March 31, 2020, compared with $5.9 million, or $0.54 per diluted share, for the six months ended March 31, 2019.

Gary S. Olson, President and CEO, commented: “As our nation and communities address the challenges and uncertainties presented by COVID-19, we have first and foremost focused on protecting the health and safety of our employees, customers and the community, positioning operations to respond to the needs of customers and the community, and ensuring ESSA Bank & Trust’s financial safety and operational security.

“We implemented our comprehensive pandemic plan in early March that incorporated remote work procedures, staffing adjustments and emphasis on drive-up banking and ATMs to protect customers and employees. Electronic and mobile banking capabilities for individuals and businesses have supported necessary banking activities. Our banking team has maintained a high level of responsiveness, providing personalized attention and financial solutions to customers.

“Furthermore, we focused on three key risks to the balance sheet: liquidity, capital and credit. We took steps to enhance liquidity by building the Company’s cash position using low cost funding, suspended our stock repurchasing activity while maintaining our dividend program and have been monitoring daily all customer credit positions. These initiatives are intended to mitigate the potential disruptions stemming from COVID-19.

“We are committed to helping our customers navigate challenging and changing economic and financial circumstances. We dedicated much of our human capital in April to helping our communities’ small businesses through the funding of 296 loans for approximately $44.4 million under the Small Business Administration’s Paycheck Protection Program (PPP), in the initial round of financing. We will continue to fund loans through this program’s second round of financing.

“We are closely monitoring all customer credit positions, particularly loans requesting payment relief, which have amounted to approximately 12.3% of our total loans outstanding thus far, including $115.6 million in commercial real estate, $8.8 million in commercial, $39.2 million in mortgage, $3.5 million in auto and $1.4 million in home equity . As the economic slowdown continues to evolve due to COVID-19 restrictions, our customers may experience decreased cash flows, which may correlate to an inability to make timely loan payments. This, in turn may require further increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio.

“We expect that our focus on efficient, responsive operations will enable ESSA to effectively respond to economic challenges, provide support for our customers, and preserve value for our shareholders. We are committed to maintaining ESSA’s financial strength, while helping businesses continue their operations and providing employment plus providing guidance to those individuals who may be challenged meeting their mortgage obligations. We will also comply with guidelines for social distancing, safe operations, and returning to work in conjunction with Pennsylvania mandates.”

SELECTED FINANCIAL HIGHLIGHTS

•

Net interest income after provision for loan losses was $22.7 million in the fiscal first half of 2020, up from $22.1 million for the same period a year earlier, primarily reflecting increased interest income from loans, lower interest expense, and a lower loss provision.

•

Total interest expense in the fiscal first half of 2020 declined to $9.3 million from $10.4 million during the same period in fiscal 2019, primarily reflecting less interest-bearing liabilities and lower overall interest rates.

•

Total net loans at March 31, 2020 were $1.36 billion compared with $1.33 billion at September 30, 2019, primarily reflecting growth in commercial loans, which was partially offset by a decline in indirect auto loan balances.

•	Core deposits (demand accounts, savings and money market) comprised 65% of total deposits at March 31, 2020.

•	Assets increased to $1.96 billion at March 31, 2020 from $1.80 billion at September 30, 2019, primarily reflecting increased cash and cash equivalents and total net loans.

•	Total stockholders’ equity increased to $193.7 million at March 31, 2020 compared with $189.5 million at September 30, 2019.

•	The Company paid a cash dividend of $0.11 per share on March 30, 2020.

Fiscal Second Quarter, First Half 2020 Income Statement Review

Total interest income was $16.3 million for the three months ended March 31, 2020, down from $17.1 million for the three months ended March 31, 2019. A decline in average interest earning assets was compounded by declines in interest rates. Interest expense was $4.6 million for the quarter ended March 31, 2020 compared to $5.4 million for the same period in 2019. Declines in average interest bearing liabilities and the cost of those liabilities were the reason for the decrease.

Total interest income was $32.9 million for the six months ended March 31, 2020, down from $34.0 million for the six months ended March 31, 2019. Interest expense was $9.3 million for the six months ended March 31, 2020 compared to $10.4 million for the same period in 2019.

Net interest income was $11.7 million for each of the three months ended March 31, 2020 and March 31, 2019, respectively. The net interest margin for the second quarter of fiscal 2020 was 2.76%, up from 2.71% for the second quarter of fiscal 2019. The net interest rate spread was 2.53% in second quarter of fiscal 2020, compared with 2.50% for the first quarter of fiscal 2019.

Net interest income was $23.6 million for each of the six months ended March 31, 2020 and March 31, 2019, respectively. The net interest margin for the first half of fiscal 2020 was 2.77%, up from 2.72% for the first half of fiscal 2019. The net interest rate spread was 2.54% in first half of fiscal 2020, compared with 2.51% for the first half of fiscal 2019.

The Company’s provision for loan losses decreased to $500,000 for the three months ended March 31, 2020, compared with $600,000 for the three months ended March 31, 2019. The Company’s provision for loan losses decreased to $875,000 for the six months ended March 31, 2020, compared with $1.5 million for the six months ended March 31, 2019. These decreases reflected provisioning primarily related to declining charge off activity and credit quality trends.

Noninterest income increased $637,000 or 31% to $2.7 million for the three months ended March 31, 2020, compared with $2.1 million for the three months ended March 31, 2019. Service charges and fees on loans were $700,000 in fiscal first quarter 2020, up from $276,000 in fiscal first quarter 2019, reflecting growth in fee income from accelerating production in commercial lending and income from commercial loan interest rate swaps. Gains on the sale of loans and investments contributed to increased noninterest income, and fee income from trust and investments increased year-over-year. Beginning the end of March 2020, the Bank waived various retail deposit fees for 60 days to aid customers who may be experiencing financial challenges related to the pandemic.

Noninterest income was $5.1 million for the six months ended March 31, 2020, compared with $4.2 million for the six months ended March 31, 2019. Service charges and fees on loans were $1.2 million in fiscal first half 2020, up from $606,000 in fiscal first half 2019, reflecting growth in fee income from accelerating production in commercial lending and income from commercial loan interest rate swaps. Gains on the sale of loans and investments contributed to increased noninterest income, and fee income from trust and investments increased year-over-year. Beginning the end of March 2020, the Bank waived various retail deposit fees for 60 days to aid customers who may be experiencing financial challenges related to the pandemic.

Noninterest expense was $9.8 million for the three months ended March 31, 2020 compared with $9.7 million for the comparable period a year earlier. Increases in personnel, data processing expenses and foreclosed real estate were partially offset by a decrease in expenses in most other categories.

Noninterest expense was $19.6 million for the six months ended March 31, 2020 compared with $19.4 million for the comparable period a year earlier.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets increased $155.7 million to $1.96 billion at March 31, 2020, from $1.80 billion at September 30, 2019, primarily due to increases in cash and cash equivalents and loans receivable, offset in part by a decline in investment securities available for sale.

Cash and cash equivalents increased $121.3 million during the first six months of fiscal 2020 as a result of the previously discussed pandemic-oriented balance sheet adjustments made to mitigate related risks.

Total net loans increased to $1.36 billion at March 31, 2020 from $1.33 billion at September 30, 2019, reflecting growth in residential mortgages, construction loans and both commercial real estate and commercial and industrial loans. Residential real estate loans were $600.5 million at March 31, 2020, up $3.0 million from September 30, 2019. The Company also sold $4.0 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the fiscal year which would have further enhanced loan growth. Indirect auto loans declined $23.5 million to $58.5 million at March 31, 2020 from $82.0 million at September 30, 2019, reflecting expected runoff of the portfolio following the Company’s previously announced discontinuation of indirect auto lending in July 2018

Commercial real estate loans were $508.7 million at March 31, 2020, up from $480.6 million at September 30, 2019. Commercial loans (primarily commercial and industrial) increased to $70.6 million at March 31, 2020 from $55.6 million at September 30, 2019. Compared with a year earlier, commercial real estate loans grew 11% and commercial loans increased 20.3% at March 31, 2020.

Total deposits were $1.33 billion at March 31, 2020 compared with $1.34 billion at September 30, 2019 and were up 2.6% from $1.29 billion at March 31, 2019. Core deposits (demand accounts, savings and money market) were $865.2 million, or 65.0% of total deposits, at March 31, 2020 compared to $811.3 million, or 63.0% of total deposits, at March 31, 2019. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 7.8% to $181.1 million, interest bearing demand accounts grew 9.3% to $195.2 million and money market accounts grew 5.8% to $347.0 million. Total borrowings increased $152.4 million to $400.7 million at March 31, 2020 from $248.3 million at September 30, 2019 as the Company borrowed additional funds from the FHLB Pittsburgh to increase cash reserves.

Nonperforming assets totaled $11.0 million, or 0.56% of total assets, at March 31, 2020, up from $10.3 million, or 0.57% of total assets, at September 30, 2019 and $10.3 million or 0.56% of total assets, at March 31, 2019. The allowance for loan losses was $13.2 million, or 0.96% of loans outstanding, at March 31, 2020, $12.6 million, or 0.94% of loans outstanding at September 30, 2019 and $12.4 million, or 0.92% of loans outstanding at March 31, 2019 primarily reflecting prudent reserving to match commercial loan growth, overall loan credit quality and decreasing charge-off trends.

For the three months ended March 31, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.09%, compared with 0.63% and 6.26%, respectively, in the comparable period of fiscal 2019. For the six months ended March 31, 2020, the Company’s return on average assets and return on average equity were 0.76% and 7.09%, compared with 0.64% and 6.42%, respectively, in the comparable period of fiscal 2019.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.44% at March 31, 2020, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.83% at March 31, 2020.

Total stockholders’ equity increased $4.2 million to $193.74 million at March 31, 2020, from $189.5 million at September 30, 2019, primarily reflecting increases from net income and comprehensive income which were offset in part by dividends paid to shareholders and changes in treasury stock. Tangible book value per share at March 31, 2020 was $16.11, compared with $15.43 at September 30, 2019.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $2.0 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2020	September 30, 2019
	(dollars in thousands)
ASSETS
Cash and due from banks	$117,122	$48,426
Interest-bearing deposits with other institutions	56,397	3,816

Total cash and cash equivalents	173,519	52,242
Investment securities available for sale, at fair value	306,407	313,393
Loans receivable (net of allowance for loan losses of $13,179 and $12,630)	1,358,167	1,328,653
Regulatory stock, at cost	17,284	11,579
Premises and equipment, net	14,397	14,335
Bank-owned life insurance	40,077	39,601
Foreclosed real estate	408	240
Intangible assets, net	926	1,066
Goodwill	13,801	13,801
Deferred income taxes	4,190	5,122
Other assets	26,000	19,395

TOTAL ASSETS	$1,955,176	$1,799,427

LIABILITIES
Deposits	$1,327,613	$1,342,830
Short-term borrowings	238,898	107,701
Other borrowings	161,762	140,581
Advances by borrowers for taxes and insurance	11,721	6,700
Other liabilities	21,516	12,107

TOTAL LIABILITIES	1,761,510	1,609,919

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,218	181,161
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(7,576)	(7,803)
Retained earnings	107,265	102,465
Treasury stock, at cost	(88,418)	(85,216)
Accumulated other comprehensive income (loss)	996	(1,280)

TOTAL STOCKHOLDERS’ EQUITY	193,666	189,508

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,955,176	$1,799,427

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
	(dollars in thousands, except per share date)
INTEREST INCOME
Loans receivable, including fees	$14,005	$14,042	$28,195	$27,949
Investment securities:
Taxable	1,945	2,530	3,902	5,012
Exempt from federal income tax	48	94	96	230
Other investment income	346	462	664	806

Total interest income	16,344	17,128	32,857	33,997

INTEREST EXPENSE
Deposits	3,228	3,555	6,561	6,943
Short-term borrowings	489	1,172	994	2,249
Other borrowings	895	669	1,744	1,188

Total interest expense	4,612	5,396	9,299	10,380

NET INTEREST INCOME	11,732	11,732	23,558	23,617
Provision for loan losses	500	600	875	1,476

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,232	11,132	22,683	22,141

NONINTEREST INCOME
Service fees on deposit accounts	778	784	1,605	1,647
Services charges and fees on loans	700	276	1,233	606
Unrealized gains (losses) on equity securities	(6)	3	(5)	1
Trust and investment fees	429	235	747	474
Gain on sale of investments, net	160	39	381	43
Gain on sale of loans, net	115	—	144	—
Earnings on bank-owned life insurance	235	240	476	484
Insurance commissions	238	194	446	395
Other	56	297	104	544

Total noninterest income	2,705	2,068	5,131	4,194

NONINTEREST EXPENSE
Compensation and employee benefits	6,077	6,035	12,315	12,159
Occupancy and equipment	1,069	1,112	2,136	2,138
Professional fees	533	646	992	1,170
Data processing	1,085	930	2,102	1,833
Advertising	118	204	234	359
Federal Deposit Insurance Corporation (“FDIC”) premiums	205	182	338	369
Loss (gain) on foreclosed real estate	86	11	66	(104)
Amortization of intangible assets	68	77	140	161
Other	583	514	1,264	1,278

Total noninterest expense	9,824	9,711	19,587	19,363

Income before income taxes	4,113	3,489	8,227	6,972
Income taxes	706	630	1,410	1,104

NET INCOME	$3,407	$2,859	$6,817	$5,868

Earnings per share:
Basic	$0.33	$0.26	$0.65	$0.54
Diluted	$0.33	$0.26	$0.65	$0.54

Dividends per share	$0.11	$0.10	$0.22	$0.20

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	1,826,470	$1,850,123	$1,807,336	$1,841,372
Total interest-earning assets	1,721,272	1,752,867	1,708,262	1,741,373
Total interest-bearing liabilities	1,420,734	1,484,379	1,409,772	1,479,834
Total stockholders’ equity	194,135	185,360	192,696	183,264

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,462,013	10,825,626	10,473,466	10,891,187
Average shares outstanding - diluted	10,462,013	10,825,626	10,473,466	10,891,187
Book value shares	11,105,887	11,408,935	11,105,887	11,408,935

Net interest rate spread:	2.53%	2.50%	2.54%	2.51%
Net interest margin:	2.76%	2.71%	2.77%	2.72%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531